                   [LETTERHEAD OF SALINGER & CO., ADVOCATES]

                                                                     Exhibit 5.1


                           Tel Aviv, March 14, 2001


Verisity Ltd.
2041 Landings Drive
Mountain View, CA  94043


         Re:  3,335,000, Ordinary Shares Par Value 0.01 NIS Per Share

Ladies and Gentlemen:

     You have requested our opinion as special Israeli counsel for Verisity Ltd., an Israeli corporation (the "Company"), in connection with the registration statement on Form S-1 No. 333-45440 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 3,335,000 ordinary shares of the Company (the "Offered Shares").

     We have examined originals or copies certified or otherwise identified to our satisfaction as authentic copies of the Registration Statement, the Amended and Restated Articles of Association of the Company, resolutions and unanimous written consents of the Board of Directors of the Company, certificates of one or more officers of the Company, and such other corporate records of the Company and other documents of which we are aware as we considered necessary for purposes of enabling us to render the opinion set forth below.

     In connection with this opinion we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and
(c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, records and certificates we have reviewed.

     As to matters of fact material to our opinions, we have relied on our review of the documents referred to above and statements made to us by officers of the Company. We have not independently verified any factual matters or any assumptions made by us in this letter and disclaim any inference as to the reasonableness of any such assumption.

     Based upon the foregoing and subject to the exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that upon the issuance and sale of the Offered Shares and subject to the receipt by the Company of the full payment therefor in accordance with the terms or the Registration Statement, the Offered Shares will be legally issued, fully paid and non-assessable.

     We are members of the bar of the State of Israel and are not admitted to practice in any other jurisdiction. The opinions set forth above are subject to and limited in all respects to the Israeli Companies Law, 5759 - 1999.

     The opinion set forth herein is given as of the date hereof and is expressly limited to the matters stated. No opinion is implied or may be inferred beyond what is explicitly stated in this letter.

     Copies of this letter may not be referred to in any report or document furnished to any other person or entity, without our prior written consent.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement.

Sincerely yours,

/s/ Salinger & Co., Advocates

Salinger & Co., Advocates

                                      -2-